Exhibit 3.7

PRESIDIO PROPERTY TRUST, INC.

ARTICLES SUPPLEMENTARY

9.375% Series D Cumulative Redeemable Perpetual Preferred Stock

Presidio Property Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) pursuant to Article VI of the charter of the Corporation (the “Charter”) and Section 2-105 of the Maryland General Corporation Law (the “MGCL”), the Board, by duly adopted resolutions, classified and designated 600,000 authorized but unissued shares of Preferred Stock, $0.01 par value per share, of the Corporation (“Preferred Stock”) as shares of 9.375% Series D Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share, with the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth in these Articles Supplementary, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

Series D Preferred Stock

1.         Designation and Amount. A series of Preferred Stock designated as “9.375% Series D Cumulative Redeemable Perpetual Preferred Stock” (the “Series D Preferred Stock”) is hereby established. The total number of authorized shares of Series D Preferred Stock shall be six hundred thousand (600,000).

2.         No Maturity, Sinking Fund, Mandatory Redemption. The Series D Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless the Corporation decides to redeem or otherwise repurchase the Series D Preferred Stock. The Corporation is not required to set aside funds to redeem the Series D Preferred Stock.

3.         Ranking. The Series D Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of the Corporation’s Common Stock, par value $0.01 per share (“Common Stock”), and to all other equity securities issued by the Corporation other than equity securities referred to in clauses (ii) and (iii) of this Section 3; (ii) on a parity with all equity securities issued by the Corporation with terms specifically providing that those equity securities rank on parity with the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; (iii) junior to all equity securities issued by the Corporation with terms specifically providing that those equity securities rank senior to the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (iv) effectively junior to all existing and future indebtedness (including indebtedness convertible into shares of Common Stock or Preferred Stock) of the Corporation and to any indebtedness and other liabilities of (as well as any preferred equity interest held by others in) existing subsidiaries of the Corporation. The term “equity securities” shall not include convertible debt securities.

4.         Dividends.

(a) Holders of shares of the Series D Preferred Stock are entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends at the rate of 9.375% of the $25.00 liquidation preference per share of the Series D Preferred Stock per annum (equivalent to $2.34375 per annum per share). Commencing on the date of issuance of Series D Preferred Stock (as applicable, the “Issue Date”), dividends shall accrue on the Series D Preferred Stock daily and shall be cumulative from, and including, the applicable Issue Date, and shall be payable monthly in arrears on the 15th day of each month (each, a “Dividend Payment Date”) to the holders of record of the Series D Preferred Stock as they appear on the stock records of the Corporation at the close of business on the last day of the preceding month, whether or not a Business Day (each, a “Dividend Record Date”); provided, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. Dividends payable on the Series D Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months, provided that for partial dividend periods, dividend payments will be pro-rated. The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date. No holder of any shares of Series D Preferred Stock shall be entitled to receive any dividends paid or payable on the Series D Preferred Stock with a Dividend Record Date before the date such shares of Series D Preferred Stock are issued.

(b) No dividends on shares of Series D Preferred Stock shall be authorized by the Board, or paid or set apart for payment by the Corporation, at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding anything to the contrary contained herein, dividends on the Series D Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are authorized by the Board of Directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series D Preferred Stock which may be in arrears, and holders of the Series D Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described in Section 4(a). Any dividend payment made on the Series D Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series D Preferred Stock.

(d) Except as provided in Section 4(e), unless full cumulative dividends on the Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, (i) no dividends (other than in shares of Common Stock or in shares of any class or series of Preferred Stock that the Corporation may issue ranking junior to the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution, or winding up) shall be declared and paid or declared and set apart for payment upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series D Preferred Stock as to the payment of dividends, or upon liquidation, dissolution, or winding up, (ii) no other distribution shall be declared and made upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series D Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up, and (iii) no shares of Common Stock and Preferred Stock that the Corporation may issue ranking junior to, or on a parity with the Series D Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up, shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except (x) by conversion into or exchange for other stock of the Corporation that it may issue ranking junior to the Series D Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up and (y) for transfers, redemptions or purchases made pursuant to the provisions of Article VII of the Charter and Section 12 hereof).

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Stock and upon the shares of any other class or series of Preferred Stock that the Corporation may issue ranking on a parity as to the payment of dividends with the Series D Preferred Stock, all dividends declared upon the Series D Preferred Stock and any other class or series of Preferred Stock that the Corporation may issue ranking on parity as to the payment of dividends with the Series D Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and such other class or series of Preferred Stock that the Corporation may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series D Preferred Stock and such other class or series of Preferred Stock that the Corporation may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Stock that may be in arrears.

(f) “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

5.         Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders, subject to the preferential rights of the holders of any class or series of stock of the Corporation it may issue ranking senior to the Series D Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that it may issue that ranks junior to the Series D Preferred Stock as to liquidation rights. The liquidation preference shall be proportionately adjusted in the event of a stock split, stock combination or similar event so that the aggregate liquidation preference allocable to all outstanding shares of Series D Preferred Stock immediately prior to such event is the same immediately after giving effect to such event.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of stock of the Corporation that it may issue ranking on a parity with the Series D Preferred Stock in the distribution of assets, then the holders of the Series D Preferred Stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) The Corporation shall use commercially reasonable efforts to provide written notice of any such liquidation, dissolution or winding up no fewer than 10 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business the Corporation, shall not be deemed a liquidation, dissolution or winding up of the Corporation.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption, or other acquisition of shares of the stock of the Corporation or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series D Preferred Stock will not be added to the total liabilities of the Corporation.

6.         Redemption.

(a) The Series D Preferred Stock is not redeemable by the Corporation prior to [_______, 2026], except as described in this Section 6 and except that, as provided in the Charter, including these terms of the Series D Preferred Stock, the Corporation may purchase or redeem shares of the Series D Preferred Stock prior to that date in order to preserve its qualification as a real estate investment trust (“REIT”) for federal income tax purposes.

(b) Optional Redemption Right. On and after [________, 2026], the Corporation may, at its option, upon not less than 10 days’ written notice, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to (i) $25.00 per share, plus (ii) any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption.

If the Corporation elects to redeem any shares of Series D Preferred Stock as described in this Section 6(b), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

(c) Special Optional Redemption Right. Notwithstanding anything to the contrary contained in Section 6(a), upon the occurrence of a Change of Control, the Corporation may, at its option, upon not less than 10 days’ written notice, redeem the Series D Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date. If the Corporation elects to redeem any shares of Series D Preferred Stock as described in this Section 6(c), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

(d) A “Change of Control” is deemed to occur when, after the original Issue Date, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE American (the “NYSE American”) or the Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

(e) In the event the Corporation elects to redeem Series D Preferred Stock, the notice of redemption will be mailed by the Corporation, postage prepaid, not less than 10 days prior to the redemption date, to each holder of record of Series D Preferred Stock called for redemption at such holder’s address as it appears on the stock transfer records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series D Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the Series D Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; (vi) whether such redemption is being made pursuant to Section 6(b) or Section 6(c); and (vii) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control. If less than all of the shares of Series D Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given.

(f) Holders of Series D Preferred Stock to be redeemed shall surrender the Series D Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

(g) If notice of redemption of any shares of Series D Preferred Stock has been given and if the Corporation irrevocably sets apart the funds necessary for redemption in trust for the benefit of the holders of the shares of Series D Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accrue on those shares of Series D Preferred Stock, those shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

(h) If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next Business Day.

(i) If less than all of the outstanding Series D Preferred Stock is to be redeemed, the Series D Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method the Corporation shall determine that will not result in the automatic transfer of any shares of Series D Preferred Stock to a Charitable Trust (as defined in the Charter) pursuant to the provisions of Article VII of the Charter and Section 12 hereof.

(j) In connection with any redemption of Series D Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series D Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this Section 6(j), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series D Preferred Stock to be redeemed.

(k) No shares of Series D Preferred Stock shall be redeemed unless full cumulative dividends on all shares of Series D Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series D Preferred Stock (except by exchanging it for its stock ranking junior to the Series D Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up); provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares transferred to a Charitable Trust pursuant to Article VII of the Charter in order to ensure that the Corporation remains qualified as a REIT for U.S. federal income tax purposes or the purchase or acquisition by the Corporation of shares of Series D Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock.

(l) Subject to applicable law, the Corporation may purchase shares of Series D Preferred Stock in the open market, by tender or by private agreement. Any shares of Series D Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued shares of Series D Preferred Stock, until such shares are reclassified and designated by the Board in accordance with Article VI of the Charter.

7.         No Conversion Rights. The shares of Series D Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

8.         Voting Rights.

(a) Holders of the Series D Preferred Stock will not have any voting rights, except as set forth in this Section 8. On each matter on which holders of Series D Preferred Stock are entitled to vote, each share of Series D Preferred Stock will entitle the holder thereof to one vote, except that when shares of any other class or series of Preferred Stock the Corporation may issue have the right to vote with the Series D Preferred Stock as a single class on any matter, the Series D Preferred Stock and the shares of each such other class or series will entitle the holders thereof to one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

(b) Whenever dividends on any shares of Series D Preferred Stock are in arrears for eighteen or more monthly dividend periods, whether or not consecutive, the number of directors constituting the Board will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Preferred Stock the Corporation may issue upon which like voting rights have been conferred and are exercisable and with which the Series D Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of Series D Preferred Stock (voting separately as a class with all other classes or series of Preferred Stock the Corporation may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors (the “Preferred Stock Directors”) at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding shares of Series D Preferred Stock or by the holders of any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of those two Preferred Stock Directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation), and at each subsequent annual meeting until all dividends accumulated on the Series D Preferred Stock for all past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. In that case, the right of holders of the Series D Preferred Stock to elect any directors will cease and, unless there are other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable, any directors elected by holders of the Series D Preferred Stock shall immediately resign and the number of directors constituting the Board shall be reduced accordingly. In no event shall the holders of Series D Preferred Stock be entitled under the voting rights under this Section 8 to elect a preferred stock director that would cause the Corporation to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of the stock of the Corporation is listed or quoted. For the avoidance of doubt, in no event shall the total number of Preferred Stock Directors elected by holders of the Series D Preferred Stock (voting separately as a class with all other classes or series of Preferred Stock the Corporation may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of such directors) pursuant to the voting rights under this Section 8 exceed two.

(c) If a special meeting is not called by the Corporation within 30 days after request from the holders of Series D Preferred Stock as described in Section 8(b), then the holders of record of at least 25% of the outstanding Series D Preferred Stock may designate a holder to call the meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place designated by the holder calling such meeting. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to Section 8(b), including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

(d) If, at any time when the voting rights conferred upon the Series D Preferred Stock pursuant to Section 8(b) are exercisable, any vacancy in the office of a Preferred Stock Director elected pursuant to Section 8(b) shall occur, then such vacancy may be filled only by a written consent of the remaining Preferred Stock Director, or if none remains in office, by vote of the holders of record of the outstanding Series D Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of directors pursuant to Section 8(b). Any director elected or appointed pursuant to Section 8(b) may be removed only by the affirmative vote of holders of the outstanding Series D Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which classes or series of Preferred Stock are entitled to vote as a class with the Series D Preferred Stock in the election of directors pursuant to Section 8(b), such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series D Preferred Stock and any such other classes or series of Preferred Stock, and may not be removed by the holders of the Common Stock.

(e) So long as any shares of Series D Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all other classes or series of parity Preferred Stock that the Corporation may issue upon which like voting rights have been conferred and are exercisable), (i) authorize or create, or increase the number of authorized or issued shares of any class or series of stock ranking senior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) unless redeeming all Series D Preferred Stock in connection with such action, amend, alter or repeal any provision of the Charter, including by way of merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii), so long as the Series D Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of the Series D Preferred Stock and, provided further, that any increase in the number of the authorized shares of Preferred Stock, including the Series D Preferred Stock, or the creation or issuance of any additional shares of Series D Preferred Stock or other class or series of Preferred Stock that the Corporation may issue, or any increase in the number of authorized shares of such class or series, in each case ranking on a parity with or junior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(f) Notwithstanding Section 8(e)(ii) above, if any Event set forth in Section 8(e)(ii) above materially and adversely affects any right, preference, privilege or voting power of the Series D Preferred Stock but not all series of parity Preferred Stock that the Corporation may issue upon which like voting rights have been conferred and are exercisable, the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series D Preferred Stock and all such other similarly affected series, outstanding at the time (voting together as a class), given in person or by proxy, either in writing or at a meeting, shall be required in lieu of the vote or consent that would otherwise be required by Section 8(e)(ii).

(g) The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series D Preferred Stock would otherwise be required pursuant to this Section 8 shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to Section 6.

(h) Except as expressly stated in this Section 8, the Series D Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

9.         Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series D Preferred Stock are outstanding, the Corporation will use its best efforts to (i) make available on the Corporation’s investor webpage, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (ii) promptly, upon request, supply copies of such reports to any holders of Series D Preferred Stock. The Corporation will use its best efforts to post to its website or mail (or otherwise provide) the information to the holders of the Series D Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

10.         No Preemptive Rights. No holders of the Series D Preferred Stock will, as holders of Series D Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.

11.         Record Holders. The Corporation and the transfer agent for the Series D Preferred Stock may deem and treat the record holder of any Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

12.         Restrictions on Ownership and Transfer. In order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes, the Series D Preferred Stock shall be subject to the provisions of Article VII of the Charter. Pursuant to Article VII, and without limitation of any provisions of such Article VII, Series D Preferred Stock together with other stock of the Corporation owned by a stockholder in excess of the Aggregate Stock Ownership Limit (as defined in the Charter) shall automatically be transferred to a Charitable Trust for the benefit of a Charitable Beneficiary (as defined in the Charter).

SECOND: The shares of Series D Preferred Stock have been classified and designated by the Board under the authority contained in Article VI of the Charter and Section 2-105 of the MGCL.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall become effective at 4:00 p.m., Eastern Time, on ________, 2021.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 14 day of May, 2021.

ATTEST:         PRESIDIO PROPERTY TRUST, INC.

ATTEST:	PRESIDIO PROPERTY TRUST, INC.

/s/ Adam Sragovicz____________________________	By: /s/ Jack Heilbron______ (SEAL)
Name: Adam Sragovicz	Jack K. Heilbron
Title: Secretary	President and Chief Executive Officer